EXHIBIT 21

SUBSIDIARIES OF CB RICHARD ELLIS GROUP, INC.

At December 31, 2004

NAME	State (or Country) of Incorporation
CB Richard Ellis Commercial Limited	United Kingdom
CB Richard Ellis, Inc.	Delaware
CB Richard Ellis Real Estate Services, Inc.	Delaware
CB Richard Ellis Services, Inc	Delaware
CBRE Stewardship Company	United Kingdom
Insignia Financial Group, Inc.	Delaware
L.J. Melody & Company	Texas
L.J. Melody of Texas, L.P.	Texas
CB Intermediate Limited	United Kingdom
Relam Amsterdam Holdings B.V.	The Netherlands
CB Hillier Parker Limited	United Kingdom
Insignia Richard Ellis Europe Limited	United Kingdom
Insignia BV	The Netherlands